Known by all these present, that the undersigned hereby constitutes and appoints Kevin McDonald or Robin Brice, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1)    execute for and on behalf of the undersigned, in the undersigned's capacity as a director of NexTier Oilfield Solutions Inc. (the "Company"), Forms 3, 4 and 5, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and Form 144, pursuant to Rule 144 under the Securities Act of 1933 and the rules thereunder, if required;

(2)    do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, Form 4, Form 5 or Form 144 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)    take any other action of any type whatsoever in connection with the foregoing that, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of the undersigned, it being understood that the documents executed by the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact's discretion.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer a director of the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney revokes all other powers of attorney that the undersigned has previously granted concerning the matters described herein.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below.

Signed by: /s/ Leslie Beyer
Date: 02/13/2023